Exhibit 99

[Orient-Express Hotels News Release]

ORIENT-EXPRESS HOTELS ANNOUNCES 2005 FOURTH QUARTER AND FULL YEAR RESULTS.

Hamilton, Bermuda, February 22, 2006.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners/operators of 50 deluxe hotel, restaurant, tourist train and river cruise properties in 25 countries, today announced its results for the fourth quarter and full year ended December 31, 2005.

For the quarter net earnings were $4.4 million ($0.11 per common share) on revenue of $102.5 million, a decrease of 48% from net earnings of $8.4 million in the year earlier period.  Earnings per common share were 55% lower and revenue was up 7%.

The earnings reduction was caused by two special events.  The major adverse impact on the quarter was the consequence of hurricanes Emily and Wilma which damaged the Maroma Resort and Spa on the Mayan Riviera in Mexico and hurricanes Katrina and Rita which damaged the Windsor Court Hotel in New Orleans.  The estimated cost of these hurricanes during the quarter, net of insurance recoveries, was $2.4 million.  The second event was the unexpected 22% strengthening of the Brazilian real against the U.S. dollar which left the company with costs in reis and fixed dollar revenue commitments, resulting in a $1.6 million reduction in EBITDA.

Maroma re-opened on February 21st with most of its room stock on line.  The balance along with 8 new suites which were under construction when the storms hit, will open progressively through June.  The closure has given the company the opportunity to make a number of fundamental improvements which should greatly enhance future profitability.  The Cancun Airport is now repaired and flights are increasing.  Hotels in the area are progressively re-opening and are currently enjoying better than 80% occupancies.  Maroma’s magnificent beach is back to normal and foundations of buildings along the beach, which suffered most of the damage in the hurricanes, have been reinforced to minimize such damage from future hurricanes.

The Windsor Court re-opened on November 1st, with President Bush and his party occupying four floors of guest rooms.  280 of the hotel’s 334 suites are now back in service with most of the remainder being occupied by staff and contractors.  The hotel has been operating with better than 80% occupancy but only with half the usual staff (155 vs. the normal 320).  The hotel’s main competitor, the Ritz Carlton, has said they will not re-open before 2007.  Normal restaurant and bar service is being provided but room service is somewhat curtailed.  The top floor banqueting rooms are fully restored.  Several smaller banqueting rooms on the second floor level have been repaired and are being redecorated.  Three buildings across the street from this part of the hotel caught fire and collapsed, causing some scorching of the hotel and damage to these banqueting rooms.  All damaged windows in the hotel have now been replaced.  Fortunately, the tourist and commercial centers of New Orleans were relatively unscathed by the hurricanes.  The convention center recently re-opened and the Superdome will host its first Saints’ football game in September.

In the case of Brazil, the company has now realigned its dollar tariffs with the new value of the real.  Brazil is enjoying a healthy trade balance based on agricultural and iron ore exports, elimination of World Bank debt and self-sufficiency in energy.  The real is not expected to strengthen further as much and as quickly as it did in the latter part of 2005.

For the year ended December 31, 2005 net earnings were $40.7 million ($1.07 per common share) compared with $28.2 million ($0.82 per common share) in 2004, an increase of 44% in net earnings and 30% in earnings per common share.  Revenue increased 21% from $369 million in 2004 to $447.7 million in 2005.  Same store RevPAR increased 11% and EBITDA rose 37% from $79 million to $108.3 million.

Mr James B Sherwood, Chairman, said that in Europe the fourth quarter results from the company’s hotels were impacted by closure of La Residencia in Mallorca for major works (addition of rooms) and earlier than normal winter closure of some Italian hotels, also for construction works.  Portuguese hotels reported improved results.  North American hotel results were down because of Maroma and the Windsor Court explained above.  South American hotels reported solid gains despite the currency problem in Brazil, as did South Pacific hotels, restaurants, management fees, tourist trains and river cruises.

Mr Sherwood indicated that Reid’s in Madeira would be closed in the first quarter of 2006 for major works and La Residencia would not re-open until April 1st.  Italian hotels will re-open at the normal time.

He said that the company had acquired its 50th property a few weeks earlier, Casa de Sierra Nevada in San Miguel de Allende, a historic colonial town north of Mexico City.  The hotel had been created many years ago by a member of the family which owns the Hassler Hotel in Rome, Peter Wirth, and the company had sought to acquire it once before.  The purchaser from Mr Wirth, Mr James Sprowls, had offered the property to Orient-Express Hotels, recalling the company’s prior interest, and 75% equity together with management have now been obtained.  Additional buildings and land have also been acquired, allowing for expansion of the hotel.  “This hotel is unique in this region and although it will require investment to reach its full potential we think it will be a very successful addition to our portfolio”, he said.

“In terms of forward direction for the company we think that addition of more hotels, increase in rooms and facilities in those of our hotels which are capacity constrained, property development such as is in progress at La Samanna and expansion of rail and water based operations should be our priorities.” he concluded.

Mr Simon M C Sherwood, President, said that in 2005’s fourth quarter same store RevPAR increased by 6% to $207 from $196 in the year earlier period.  EBITDA margin for the quarter was 22% compared with 20% in the prior year period.

He reviewed full year performance by region as follows:

Owned European hotels.  For the year EBITDA was $46.6 million compared with $29.9 million in 2004.  The Grand Hotel Europe in St Petersburg and the Hotel Cipriani in Venice accounted for most of the improvement with start-up costs of the Hotel Caruso Belvedere in Ravello and the winter closure of La Residencia in

Mallorca being adverse variances.

Owned North American hotels.  EBITDA was $18.8 million compared with $15 million in 2004.  All properties reported solid gains except the Windsor Court and Maroma due to the hurricanes.

Owned Southern Africa hotels.  EBITDA was $8.8 million compared with $6.2 million in 2004.  While all five properties registered improvement, the performance of Orient-Express Safaris was outstanding.  Increase in guests from the U.S.A. helped improve occupancy levels throughout the region.

Owned South American hotels.  EBITDA was $11.2 million compared with $10 million in 2004.  Despite the unexpected strength in the Brazilian real, the Copacabana Palace reported a meaningful increase.  The Miraflores Park Hotel in Lima was closed for major works in the first quarter of 2005 yet reported an increase in EBITDA over the prior year.

Owned South Pacific hotels.  EBITDA was $3.3 million compared with $1.9 million in 2004.  The Bora Bora Lagoon Resort was especially strong but Australian hotels also registered gains.

Management and part-ownership interests.  EBITDA was $17.5 million compared with $14.9 million in 2004.  Only the Ritz in Madrid underperformed the prior year.

Restaurants.  EBITDA for the year was $5.6 million compared with $3.9 million in 2004.  All three properties registered gains.

Tourist trains and river cruising.  EBITDA was $15.4 million compared with $13.1 million in 2004.  PeruRail and Road to Mandalay registered strong gains, the Venice Simplon-Orient-Express was flat year on year while U.K. trains were down due to the effects of terrorist bombings in London in the summer.

Depreciation increased by $5.8 million to $34.1 million in 2005.  Taxes rose by $3.1 million to $8.3 million.  Interest costs rose $7.9 million to $25.1 million largely as a result of the Grand Hotel Europe acquisition early in the year.

Although the company’s investment in Pansea Hotels is only represented by an interest bearing convertible note at this stage, the Pansea group had revenue of $8.8 million in 2005 compared with $7.1 million in 2004.  EBITDA was flat year on year.  The Jimbaran Puri property in Bali was closed for refurbishment in the early part of the year and the new Ubud Hanging Gardens Hotel in Bali opened in July.  The recent bombings in Bali caused a temporary downturn in visitors to the island.

Simon Sherwood said that the Cupecoy Bay Village development in St Martin, adjacent to La Samanna, was proceeding to plan.  Furthermore, agreement has been reached to acquire a tract of land abutting Maroma in Mexico and to buy the residual 25% interest in the hotel.  Villas will be developed for sale on the new 29 acre parcel as the next step in the company’s growing real estate business.

“All the signs indicate that 2006 will result in significant earnings gains over 2005, however, the first quarter’s results will be lower due to the closure of La Residencia and Reid’s for construction works, inclusion for the first time of the Grand Hotel Europe for its unprofitable first quarter, and certain up front costs relating to refinancing a number of assets that will result in significant interest cost savings longer term.  Forward bookings are higher than last year at this time.  In 2005 we faced a number of challenges: four hurricanes, London and Bali bombings, a tsunami and avian flu in southeast Asia and increased energy costs which resulted in higher air fares, yet we reported a 44% increase in net earnings,” he concluded.

***

Management believes that EBITDA (net earnings adjusted for interest expense, foreign currency, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. generally accepted accounting principles for purposes of evaluating operating performance.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertainty of recovering on insurance claims for property damage and lost earnings, changing global and regional economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

***

Orient-Express Hotels will conduct a conference call tomorrow, February 23, 2006 at 11.00 AM (EST) which is accessible at 212-896-6134.  A re-play of the conference call will be available until 5.00 PM (EST) Tuesday, February 28,

2006 and can be accessed by calling 800-633-8284 (International dial-in #:1-402-977-9140) and entering reservation number 21282031.  A re-play will also be available on the company’s website: www.orient-express.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended December 31, 2005

SUMMARY OF OPERATING RESULTS

	Three months ended December 31
$’000 – except per share amount	2005	2004
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	26,720	20,024
- North America	17,938	21,942
- Rest of World	28,361	24,064
Hotel management & Pre-tax part ownership interests	4,991	4,314
Restaurants	7,951	7,367
Trains & Cruises	16,532	18,056
Total (1)	102,493	95,767

Analysis of earnings
Owned hotels
- Europe	1,724	416
- North America	3,643	5,569
- Rest of World	9,158	6,910
Hotel management & part ownership interests	4,991	4,314
Restaurants	3,140	2,377
Trains & Cruises	4,371	4,156
Central Overheads	(4,948)	(4,151)
EBITDA	22,079	19,591
Depreciation & Amortization	(9,039)	(7,198)
Interest (2)	(7,539)	(2,618)
Earnings before Tax	5,501	9,775
Tax	(1,151)	(1,353)
Net earnings on common shares	4,350	8,422

Earnings per common share	0.11	0.25

Number of shares – millions	39.38	34.25

(1)                                  Comprises earnings from unconsolidated companies of $3,820,000 (2004: $2,882,000) and revenue of $98,673,000 (2004 : $92,885,000).

(2)                                  Interest includes foreign currency gains/losses.

ORIENT-EXPRESS HOTELS LTD

Three Months Ended December 31, 2005

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31
	2005	2004
Average Daily Rate (in dollars)
Europe	374	541
North America	296	325
Rest of World	293	280
Worldwide	318	344

Rooms Sold (thousands)
Europe	36	20
North America	28	38
Rest of World	55	49
Worldwide	119	107

RevPar (in dollars)
Europe	190	245
North America	199	237
Rest of World	182	162
Worldwide	189	204

			Change %
			Dollar	Local Currency
Same Store RevPAR (in dollars)
Europe	211	229	-8%	6%
North America	287	270	6%	6%
Rest of World	188	165	14%	18%
Worldwide	207	196	6%	12%

ORIENT-EXPRESS HOTELS LTD

Twelve Months ended December 31, 2005

SUMMARY OF OPERATING RESULTS

	Twelve months ended December 31
$’000 – except per share amount	2005	2004
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	161,188	116,074
- North America	84,411	75,376
- Rest of World	95,516	79,576
Hotel management & Pre-tax part ownership interests	17,485	14,885
Restaurants	22,522	20,562
Trains & Cruises	66,533	62,564
Total (1)	447,655	369,037

Analysis of earnings
Owned hotels
- Europe	46,560	29,868
- North America	18,764	14,951
- Rest of World	23,381	18,051
Hotel management & part ownership interests	17,485	14,885
Restaurants	5,625	3,911
Trains & Cruises	15,396	13,057
Central overheads	(18,955)	(15,707)
EBITDA	108,256	79,016
Depreciation & Amortization	(34,087)	(28,349)
Interest (2)	(25,088)	(17,225)
Earnings before Tax	49,081	33,442
Tax	(8,348)	(5,220)
Net earnings on common shares	40,733	28,222

Earnings per common share	1.07	0.82

Number of shares – millions	38.21	34.25

(1)                                  Comprises earnings from unconsolidated companies of $14,508,000 (2004: $11,753,000) and revenue of $433,147,000  (2004: $357,284,000).

(2)                                  Interest includes foreign currency gains/losses.

ORIENT-EXPRESS HOTELS LTD

Twelve Months Ended December 31, 2005

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Twelve months ended December 31
	2005	2004
Average Daily Rate (in dollars)
Europe	526	626
North America	323	322
Rest of World	277	247
Worldwide	375	366

Rooms Sold (thousands)
Europe	176	108
North America	140	142
Rest of World	196	183
Worldwide	512	433

RevPar (in dollars)
Europe	307	342
North America	219	217
Rest of World	162	136
Worldwide	228	214

			Change %
			Dollars	Local Currency
Same Store RevPAR (in dollars)
Europe	369	346	6%	6%
North America	249	230	9%	9%
Rest of World	163	138	18%	18%
Worldwide	241	217	11%	10%

ORIENT-EXPRESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

$’000	December 31 2005	December 31 2004

Assets

Cash	$38,397	$85,610
Accounts receivable	59,061	34,984
Due from related parties	17,549	14,718
Prepaid expenses and other	13,061	11,914
Inventories	29,636	28,965
Total current assets	157,704	176,191

Property, plant & equipment, net book value	1,010,926	911,992
Real estate assets	18,398	4,819
Investments	129,681	123,599
Goodwill	62,867	29,529
Other assets	35,986	30,771
	$1,415,562	$1,276,901

Liabilities and Shareholders’ Equity

Working capital facilities	$47,108	$42,920
Accounts payable	22,680	23,839
Due to related parties	7,374	5,453
Accrued liabilities	43,545	37,288
Deferred revenue	19,339	20,493
Current portion of long-term debt and capital leases	72,151	46,245
Total current liabilities	212,197	176,238

Long-term debt and obligations under capital leases	496,156	537,461
Deferred income taxes	29,656	14,020
Minority interest	4,153	4,192

Shareholders’ equity	673,400	544,990
	$1,415,562	$1,276,901